Palkowski & Company

Law Corporation
Barristers & Solicitors

Suite 703-938 Howe Street
Vancouver, B. C. Canada V6Z 1N9
Telephone (604) 684-1207, or
(604) 331-4422
Fax (604) 331-4466
Email: rjlegal@palkowski.com

February 14, 2008

CanAm Uranium Corp.
1255 West Pender Street
Vancouver, B.C.
V6E 2V1

Attention: David Hayes

Dear Sir:

RE: Waiver and Extension Letter – Confederation Capital Corp.

The writer confirms that we are the solicitors for Confederation Capital Corp. As per their outstanding interest owing on their first loan for $100,000 and the current outstanding loan for $200,000 and interest, the writer's confirms their agreement to waive default on the terms based on the interest continuing to accrue until a negotiated settlement of the debt is reached by cash payment, property, or proper consideration provided that a settlement is reached on or before April 15th 2008.

Yours very truly
PALKOWSKI & COMPANY
LAW CORPORATION

Robert J. Palkowski